Exhibit 99.1

Encorium Reports First Quarter 2010 Financial Results

Wayne, PA, May 18, 2010 -- Encorium Group, Inc. (Nasdaq: ENCO), a full service multinational clinical research organization (CRO) conducting studies in over 30 countries for many of the world's leading pharmaceutical and biotechnology companies, today announced its financial results for the first quarter ended March 31, 2010.

As previously announced, on July 16, 2009 the Company sold substantially all of the assets relating to its U.S. line of business to Pierrel Research USA, Inc., the result of which the Company no longer has any employees or significant operations in the United States. Due to this sale, for the three months ended March 31, 2009, the results of the U.S. business have been presented as discontinued operations in the Company’s consolidated financial statements.

2010 First Quarter Financial Results

Net revenue for the first quarter of 2010 was $3.0 million, a decrease of 33.9% from $4.5 million for the first quarter of 2009. The decrease in net revenues was primarily attributable to reduced new business awards, contract cancellations as well as performance of unexpected out of scope work for which revenue can not be recognized until corresponding change orders are executed with the clients. The Company is negotiating change orders with the clients and will recognize revenue during the period such change orders are executed; however, there can be no certainty as to the timing or value of these change orders. Net revenue was partially offset by favorable foreign currency fluctuations of $165 thousand for the three months ended March 31, 2010.

The Company had a consolidated backlog at March 31, 2010 of $14.7 million compared to a backlog of $21.8 million at March 31, 2009. As previously announced, Encorium was recently awarded $6.8 million of new business awards, primarily consisting of two Phase III studies for a major Asian technology company that is diversifying its operations into the pharmaceutical industry, $1.1 million of which is included in the March 31, 2010 backlog.

Direct expenses for the first quarter of 2010 were $2.8 million, or 93.2% of net revenues, compared to $2.9 million, or 64.9% of net revenues, for the comparable prior year period. The decrease in direct expenses was primarily the result of reductions in staff and subcontractors utilized on active clinical studies being conducted offset by approximately $163 thousand of unfavorable foreign currency fluctuation.

Selling, general, and administrative expenses (SG&A) was $2.0 million, or 67.0% of net revenue, for the three months ended March 31, 2010, compared to $2.1 million, or 45.9% of net revenue, for the three months ended March 31, 2009.

The Company reported a net loss from continuing operations of $1.9 million or $(0.56) per diluted share for the first quarter of 2010, compared to a net loss from continuing operations of $582 thousand, or $(0.23) per diluted share, in the first quarter of 2009.

We anticipate that will meet our cash requirements at least into the second quarter of 2011, assuming we are able to fully implement our current costs cutting initiatives, we are able to win additional contracts during 2010 and we are able to maintain our current customer contracts. In the event we are unable to do so, in order for the Company to continue as a going concern we will be required to obtain additional capital from external sources or significantly reduce our operating costs. Encorium’s balance sheet at March 31, 2010 reflected cash and cash equivalents of $166 thousand. Net cash used in operations for the three months ended March 31, 2010 was approximately $337 thousand.

The Company’s latest financials have been prepared on a going concern basis. The report of Encorium's independent registered public accounting firm, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 19, 2010, contains a paragraph that indicates that, while the Company's financial statements have been prepared on a going concern basis, there is substantial doubt about its ability to continue as a going concern, and that no adjustments have been made to the financial statements that might result from the outcome of this uncertainty.

As previously announced on April 22, 2010, the Company received a delisting action from the NASDAQ Stock Market notifying the Company of its failure to comply with the minimum stockholder’s equity requirement set forth in Listing Rule 5550(b)(1). On April 29 the Company requested an appeal of the determination, which stayed the delisting. The Company’s common stock will remain listed on

NASDAQ pending a formal determination by the Listing Qualification Panel. On April 29, 2010, NASDAQ Capital Market notified the Company that the hearing of the Listing Qualification Panel will take place on June 10, 2010.

Dr. Kai Lindevall, Chief Executive Officer stated, “Despite the first quarter results, we are optimistic that the market appears to be regaining some of its pre-recession vibrancy, particularly in the case of small to medium sized biopharmaceutical companies. In addition to a significant increase in the number of request for proposals, our recently announced award in Asia is a significant break-through of our business development efforts in this market. While additional financing is likely necessary, we believe our experience and capabilities combined with the recent new awards demonstrate the long term potential we have to grow into a leading vaccine franchise with expertise in regulatory consultancy and strategic trial planning.”

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization specializing in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company's mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, diabetes endocrinology/metabolism, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women's health and respiratory medicine. Encorium believes that its expertise in the design of complex clinical trials, its therapeutic experience and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process.

This press release contains forward-looking statements identified by words such as "estimate," "project," "expect," "intend," "believe," "anticipate" and similar expressions. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: (i) the risk that we may not have sufficient funds to operate our business; (ii) our success in attracting new business and retaining existing clients and projects; (iii) the size, duration and timing of clinical trials we are currently managing may change unexpectedly; (iv) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues and cash-on-hand to decline unexpectedly; (v) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (vi) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vii) the ability to maintain profit margins in a competitive marketplace; (viii) our ability to attract and retain qualified personnel; (ix) the sensitivity of our business to general economic conditions; (x) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices;

(xi) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xii) our backlog may not be indicative of future results and may not generate the revenues expected; (xiii) uncertainties regarding the availability of additional capital; (xiv) uncertainties regarding the execution of change orders by our clients for work already performed; and (xv) uncertainties regarding continued listing of our common stock on Nasdaq. You should not place undue reliance on any forward-looking statement. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. Please refer to the section entitled "Risk Factors" in the Company Annual Report on Form 10-K for the year ended December 31, 2009 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March, 31 2010.

ENCORIUM GROUP, INC
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

		Three Months Ended
		March 31,
	2010	2009

Revenue

Net revenue	$ 3,001,360 $4,538,173

Reimbursement revenue	556,165	1,116,051

Total Revenue	3,557,525	5,654,224

Operating Expenses

Direct	2,796,540	2,943,901

Reimbursement out-of-pocket expenses	556,165	1,116,051

Selling, general and administrative	2,010,716	2,082,307

Depreciation and amortization	94,582	90,498

Total Operating Expenses	5,458,003	6,232,757

Loss from Operations	(1,900,478)	(578,533)

Interest Income	-	9,043

Interest Expense	(14,285)	(12,504)

Net Interest Expense	(14,285)	(3,461)

Net Loss from continuing operations before Income Taxes	(1,914,763)	(581,994)

Income Tax Benefit	(6,589)	(7,938)

Net Loss from continuing operations	(1,908,174)	(574,056)

Net income (loss) from discontinued operations	(15,431)	378,836

Income Tax Expense (Benefit)	-	-

Net Loss	$(1,923,605) $	(195,220)

Weighted Average Common and Common Equivalent Shares Outstanding

Basic and diluted	3,388,173	2,565,485

Net Loss per Common Share

Continuing Operations	$(0.56) $	(0.23)

Discontinued Operations	$(0.01) $	0.15

Net Loss per Common Share	$(0.57) $	(0.08)

ENCORIUM GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

		December
	March 31,	31,
	2010	2009

	(UNAUDITED)
Assets
Current Assets

Cash and cash equivalents	$ 165,594	$ 196,583

Investigator advances	6,500	19,232

Accounts receivable, less allowance of $336,774 at

March 31, 2010 and $412,973 at December 31, 2009	2,255,195	3,454,173

Prepaid expenses and other	1,209,198	872,722

Costs and estimated earnings in excess of

related billings on uncompleted contracts	1,183,440	1,794,134

Debt issuance costs, current	75,400	75,400

Current assets of discontinued operations	-	28,832

Total Current Assets	4,895,327	6,441,076

Property and Equipment, Net	287,696	307,552

Goodwill	1,303,853	1,389,045

Other intangibles, Net	3,225,686	3,508,310

Debt issuance costs, long-term	131,950	150,800

Other assets	295,196	313,524

Total Assets	$ 10,139,708	$ 12,110,307

Liabilities and Stockholders' Equity

Current Liabilities

Accounts payable	$ 1,846,212	$ 1,756,678

Notes payable	313,903	334,413

Credit Line	626,263	300,697

Accrued expenses	2,661,830	2,333,099

Deferred taxes	242,208	248,117

Obligations under capital leases	48,577	54,510

Billings in excess of related costs and

estimated earnings on uncompleted contracts	1,083,897	1,179,779

Customer advances	985,342	1,361,496

Current liabilities of discontinued operations	531,253	607,552

Total Current Liabilities	8,339,485	8,176,341

Long Term Liabilities

Notes Payable	627,806	668,826

Obligations under capital leases	33,762	52,541

Deferred taxes	768,524	837,424

Other liabilities	103,588	104,624

Liability for warrants to purchase common stock	218,000	-

Total Long Term Liabilities	1,751,680	1,663,415

Total Liabilities	10,091,165	9,839,756

Stockholders' Equity

Common stock, $.001 par value 4,375,000

shares authorized, 3,426,938 shares issued

and 3,388,173 shares outstanding at

March 31, 2010 and December 31, 2009,

respectively		3,427	3,427

Additional paid-in capital		35,255,526	35,442,460

Accumulated deficit		(35,530,728)	(33,607,123)

Accumulated other comprehensive income		1,047,007	1,158,476

Less:		775,232	2,997,240

Treasury stock, at cost, 38,765 shares		(726,689)	(726,689)

	Total

	Stoc

	khol

	ders’

	Equi

	ty	48,543	2,270,551

Total Liabilities and Stockholders’ Equity		$ 10,139,708	$ 12,110,307

ENCORIUM GROUP, INC
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended
	March 31,
	2010	2009

Net Cash Used By Operating Activities	(336,641)	(2,972,163)

Investing Activities:

Purchases of property and equipment	(27,779)	(11,867)

Net Cash Used By Investing Activities	(27,779)	(11,867)

Financing Activities:

Payments under capital leases	(18,690)	(25,587)

Net cash from short-term borrowings	354,311	-

Net Cash Provided (Used) By Financing Activities	335,621	(25,587)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(2,190)	(373,935)

Net Decrease In Cash and Cash Equivalents	(30,989)	(3,383,552)

Cash and Cash Equivalents, Beginning of Period	196,583	5,705,818

Cash and Cash Equivalents, End of Period	$ 165,594	$ 2,322,266